                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            Fruit of the Loom, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                             [FRUIT OF THE LOOM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 1998

To the Stockholders of
  FRUIT OF THE LOOM, INC.:

     The Annual Meeting of Stockholders of Fruit of the Loom, Inc. will be held at 10:00 a.m., Chicago time, on Friday, December 18, 1998 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, for the following purposes:

          (1) To elect seven directors, two directors to be elected by the holders of Class A Common Stock and five directors to be elected by the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class; and

          (2) To transact such other business as may properly be brought before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on November 2, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ JOHN J. RAY III

                                          JOHN J. RAY III
                                          Vice President and Secretary

November 25, 1998

     ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                            FRUIT OF THE LOOM, INC.
                                5000 SEARS TOWER
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-1724

                                PROXY STATEMENT

     The accompanying proxy is solicited by the Board of Directors of Fruit of the Loom, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Chicago time, on Friday, December 18, 1998 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, and at any adjournment thereof. This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about November 25, 1998.

     On November 12, 1998, at a special meeting of stockholders, 85% of the Company's stockholders voted in favor of its reorganization (the "Cayman Reorganization") into a subsidiary of a Cayman Islands holding company ("Fruit of the Loom -- Cayman"). Pursuant to the Cayman Reorganization, each outstanding share of Class A common stock of the Company ("Class A Common Stock") will convert into one Class A ordinary share of Fruit of the Loom -- Cayman and each outstanding share of Class B common stock of the Company ("Class B Common Stock") will convert into one share of exchangeable participating preferred stock of the Company. The Cayman Reorganization is expected to be consummated after satisfaction of certain obligations to repurchase 7 7/8% senior notes of the Company.

                           VOTING SECURITIES; PROXIES

     The shares represented by your proxy will be voted, and such vote will be in accordance with the instructions noted on your proxy card. You have the power to revoke your proxy at any time before it is voted by delivering written notice to the Secretary of the Company. In addition, stockholders attending the Annual Meeting may revoke their proxies at that time and vote in person at the Annual Meeting.

     The Company has two classes of capital stock outstanding, Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Except as otherwise provided by law or the Company's Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock vote together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes. At the close of business on November 2, 1998, the record date for the Annual Meeting, there were 66,415,163 shares of Class A Common Stock and 5,684,276 shares of Class B Common Stock outstanding, all of which are entitled to vote at the Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors constituting at least 25% of the entire board. The holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes, are entitled to elect the remaining directors. Seven directors will be elected at the Annual Meeting, two of whom will be elected by the holders of Class A Common Stock, voting as a separate class, and five of whom will be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. Directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

     If no direction to the contrary is given, all proxies received by the Board of Directors of the Company (the "Board of Directors" or "Board") from holders of Class A Common Stock will be voted for the election of the persons shown below as the nominees of the Board of Directors. The Board of Directors has been advised that the holders of all shares of Class B Common Stock outstanding intend to vote all such shares for the election of the persons shown below as the nominees for election by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. It is expected that all of the nominees will be able to stand for election and be able to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, proxies will be voted for another person nominated by the Board of Directors.

INFORMATION AS TO NOMINEES

     The following tables set forth information as to the nominees for election as directors:

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

            NAME OF NOMINEE              AGE    POSITION(S) WITH THE COMPANY AND PRINCIPAL OCCUPATION
            ---------------              ---    -----------------------------------------------------
Omar Z. Al Askari(1)...................  48     Director; President and Chief Executive Officer of
                                                United Technical Services; Chief Executive Officer of
                                                United Eastern Investment Corp.; and Chairman of the
                                                Board of Plaid Clothing Group Inc.;
Mark H. McCormack......................  68     Director; President and Chief Executive Officer of
                                                International Management Company, Inc. ("IMG")

          NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK AND
                        HOLDERS OF CLASS B COMMON STOCK

            NAME OF NOMINEE              AGE    POSITION(S) WITH THE COMPANY AND PRINCIPAL OCCUPATION
            ---------------              ---    -----------------------------------------------------
William Farley(3)......................  56     Director; Chairman of the Board and Chief Executive
                                                Officer of the Company
Dennis S. Bookshester(1)(2)(3).........  59     Director; Chairman of Cutanix Corporation
Henry A. Johnson.......................  79     Director; President of Henry A. Johnson & Associates
A. Lorne Weil(2).......................  52     Director; Chairman of the Board and Chief Executive
                                                Officer of Autotote Corporation
Sir Brian Wolfson(1)(2)(3).............  63     Director; Chairman of the Board and Chief Executive
                                                Officer of Global Health Alternatives, Inc.

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Executive Committee

     William Farley. Mr. Farley, age 56, has been Chairman of the Board and Chief Executive Officer of the Company since May 1985. In February 1998, Mr. Farley was appointed to the positions of President and Chief Operating Officer. For more than five years, Mr. Farley has also been Chairman and Chief Executive Officer of Farley Industries, Inc. ("FII"). He has held substantially similar positions with Farley Inc. for more than the past five years. Mr. Farley has also been Chairman of the Board of Acme Boot Company, Inc. ("Acme Boot") for more than the past five years.

     Omar Z. Al Askari. Mr. Al Askari, age 48, has been a director of the Company since October 1993. Since 1980, Mr. Al Askari has served as President and Chief Executive Officer of

United Technical Services, which sells and services engineered products for the oil field and construction industries in the United Arab Emirates. He also serves as Chief Executive Officer of United Eastern Investment Corp., which holds investments in privately held companies in the United States and the United Kingdom. Mr. Al Askari was Chairman of the Board of Plaid Clothing Group, Inc., a men's tailored clothing business, from October 1991 until December 1996. Plaid Clothing Group, Inc. voluntarily filed for protection from creditors under Chapter 11 of the Federal Bankruptcy Code in July 1995.

     Dennis S. Bookshester. Mr. Bookshester, age 59, has been a director of the Company since May 1992. Mr. Bookshester served as a director of Farley Inc. from February 1997 until June of 1998. Mr. Bookshester currently serves as Chairman of Cutanix Corporation. He is also a director of Arthur Treachers, Evans Inc., Playboy Enterprises, Inc. and Sundance Homes, Inc.

     Henry A. Johnson. Mr. Johnson, age 79, has been a director of the Company since July 1988. For more than the past five years, Mr. Johnson has been President of Henry A. Johnson & Associates, a management consulting firm.

     Mark H. McCormack. Mr. McCormack, age 68, has been a director of the Company since September 1997. Mr. McCormack has been President and Chief Executive Officer of IMG for more than the past five years. IMG is an athlete representation firm and promotional manager and owner of worldwide sporting and classical music events and through its affiliated companies produces televised sports programming and distributes sports television rights. Mr. McCormack is also a Director of Gulfstream Aerospace and Planet Hollywood.

     A. Lorne Weil. Mr. Weil, age 52, has been a director of the Company since October 1991. Since 1990, Mr. Weil has been Chairman of the Board and Chief Executive Officer of Autotote Corporation, a manufacturer of products for the gaming industry. He is also a director of General Growth Properties, Inc.

     Sir Brian Wolfson. Sir Brian Wolfson, age 63, has been a director of the Company since May 1992. Sir Brian currently serves as Chairman and Chief Executive Officer of Global Health Alternatives, Inc.. He was Executive Chairman of Wembley plc., a company engaged in the sports and entertainment industry, from January 1986 until September 1995. He is also a director of Autotote Corporation and Playboy Enterprises, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a standing nominating committee.

     The Audit Committee oversees the establishment and review of the Company's internal accounting controls, determines the Company's audit policies, reviews audit reports and recommendations made by the Company's internal auditing staff and its independent auditors, meets with the Company's independent auditors, oversees the Company's independent auditors and recommends the engagement of the Company's independent auditors.

     The Compensation Committee establishes, implements and monitors the Company's strategy, policies and plans for the compensation and benefits of all executive officers of the Company. The Compensation Committee administers the Fruit of the Loom, Inc. 1987 Stock Option Plan, the Fruit of the Loom, Inc. Executive Incentive Compensation Plan (the "1994 Plan"), the Fruit of the Loom, Inc. 1995 Executive Incentive Compensation Plan (the "1995 EICP") and the Fruit of the Loom, Inc. 1996 Incentive Compensation Plan. The Compensation Committee, among other things, determines the persons to whom stock options, stock appreciation rights and long-term incentives are granted and the price and/or terms of such options, rights and incentives.

     The Executive Committee may exercise the powers of the Board of Directors (other than certain powers specifically reserved to the full Board of Directors) in the management of the business and affairs of the Company in the intervals between meetings of the full Board of Directors.

     In 1997, Messrs. Al Askari and Bookshester served on the Audit Committee; Messrs. Bookshester, Weil and Wolfson served as members of the Compensation Committee; and Messrs. Bookshester and Farley served as members of the Executive Committee.

     During 1997, the Board of Directors held five meetings, the Audit Committee met seven times and the Compensation Committee met four times. There were no meetings of the Executive Committee during 1997. During 1997, each of the incumbent directors attended greater than 75% of all meetings of the Board of Directors and all meetings of any Board committees on which he served.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Company receives an annual cash retainer of $41,000 and receives $1,000 for each meeting of the Board of Directors that he attends and $1,000 for each committee meeting that he attends. Non-employee directors may elect to forego all or a portion of their annual cash retainers for a specified period in exchange for option grants. Effective February 13, 1997, certain non-employee directors elected to forego one-half of their annual cash retainers for a four-year period and, in exchange, each received a ten-year non-qualified option grant effective February 13, 1997 to purchase 10,000 shares of Class A Common Stock at $41.00 per share. Such options vest monthly at the rate of 2.083% per month commencing April 1, 1998. Under the Fruit of the Loom, Inc. 1995 Non-Employee Director Stock Plan (the "1995 Directors Plan") each new non-employee director receives an initial grant of 2,500 restricted stock units ("Restricted Stock Units") to be settled by delivery of shares of Class A Common Stock or an amount of cash equal to the closing price as of the settlement date. Each continuing director receives an annual grant of 1,850 Restricted Stock Units. Restricted Stock Units vest after a two-year service period.

     The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

                                    *  *  *

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock, the percentage of each class and the percentage of total voting power of the Company beneficially owned as of November 2, 1998 by
(i) each director of the Company, (ii) the Named Officers appearing in the table below (as defined on page 8), (iii) all directors and current executive officers as a group, and (iv) to the knowledge of the Board of Directors, each person owning more than 5% of a class of the Company's voting securities. Except as otherwise indicated, each beneficial owner has sole voting and investment power. This table reflects shares issuable upon the exercise of options which are exercisable within 60 days of November 2, 1998.

                                     CLASS A COMMON STOCK              CLASS B COMMON STOCK
                                    -----------------------   --------------------------------------
                                                                                         PERCENT OF
                                                   PERCENT                   PERCENT    TOTAL VOTING
                                       NUMBER      OF CLASS      NUMBER      OF CLASS     POWER(1)
                                    ------------   --------   ------------   --------   ------------
  Farley Inc......................             0       --      3,176,764(2)   55.9%        16.5%
    5000 Sears Tower
    233 South Wacker Dr
    Chicago, IL 60606
  FMR Corp........................   7,130,525(3)   10.5%               --       --         7.4%
    82 Devonshire Street
    Boston, MA 02109
  Goldman, Sachs & Co.............   6,849,421(4)   10.1%               --       --         7.1%
    85 Broad Street
    New York, NY 10004
  Franklin Resources, Inc.........   5,112,221(5)    7.5%               --       --         5.3%
    777 Mariners Island Blvd
    San Mateo, CA 94404
  William Farley..................   1,341,847(6)    2.0%      5,684,276(7)    100%        30.9%
    5000 Sears Tower
    233 South Wacker Dr
    Chicago, IL 60606
  Omar Z. Al Askari...............      22,433(8)       *               --       --            *
  Dennis S. Bookshester...........      22,933(9)       *               --       --            *
  Henry A. Johnson................     15,350(10)       *               --       --            *
  Mark McCormack..................             0        *               --       --            *
  A. Lorne Weil...................     20,933(11)       *               --       --            *
  Sir Brian Wolfson...............     15,350(12)       *               --       --            *
  Brian J. Hanigan................     19,709(13)       *               --       --            *
  G.W. Newton.....................      8,245(14)       *               --       --            *
  John J. Ray III.................             0        *               --       --            *
  John W. Salisbury, Jr...........     31,320(15)       *               --       --            *
  Felix Sulzberger................     25,000(16)       *               --       --            *
  Edgar Turner....................             0        *               --       --            *
  Vincent Tyra....................     14,251(17)       *               --       --            *

  All directors and executive                   )
    officers as a group...........  1,537,371(18     2.3%        5,684,276     100%        31.1%
    (14 persons)

---------------

*  Less than 1%

                                                   (Footnotes on following page)

(Footnotes from preceding page)

(1) Each share of Class A Common Stock has one vote and each share of Class B Common Stock has five votes. This column shows the combined voting power of all Class A Common Stock and Class B Common Stock beneficially owned by each of the listed persons. The percentages shown assume no conversion of Class B Common Stock into Class A Common Stock. On November 2, 1998, there were 66,415,163 shares of Class A Common Stock and 5,684,276 shares of Class B Common Stock outstanding.

(2) Includes 3,176,764 shares of Class B Common Stock owned by Farley Inc. Mr. Farley owns 100% of the stock of Farley Inc.

(3) As reported on a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company on August 10, 1998. According to such Schedule 13G, FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company have sole power and dispositive power over 7,130,525, 7,130,525, 0, and 0 shares, respectively.

(4) As reported on a Schedule 13G filed by Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. on April 10, 1998. According to such Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. each have shared voting power over 6,441,221 shares and shared dispositive power over 6,849,421 shares.

(5) As reported on a Schedule 13G filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited on February 3, 1998. According to such Schedule 13G, Templeton Global Advisors Limited, Templeton Investment Counsel, Inc. and Templeton Management Limited have sole power to vote over 4,205,368, 511,853 and 342,400 shares, respectively and sole dispositive power over 4,205,308, 564,453 and 342,400, respectively.

(6) Excludes 5,684,276 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Includes 1,341,847 shares of Class A Common Stock currently issuable upon exercise of options granted to Mr. Farley under the Company's stock option plans. Excludes 995,864 shares of Class A Common Stock held by a master trust, which includes the assets of the pension plans of substantially all affiliated companies managed by Mr. Farley, the voting of which shares is controlled or managed by Mr. Farley in his capacity as the investment committee with respect to such trust. Mr. Farley disclaims beneficial ownership of the shares held in the master trust.

(7)  See Footnote 2.

(8) Includes 5,000 shares of Class A Common Stock held by United Technical Services 1,000 shares of Class A Common Stock held by United Eastern Investment Corp. (both companies are controlled by Mr. Al Askari). Includes 16,433 shares of Class A Common Stock currently issuable upon the exercise of options granted to Mr. Al Askari by the Company.

(9) Includes 4,000 shares held as custodian for a minor child, 1,000 of which are owned by the Dennis S. Bookshester Revocable Trust dated 2/17/89. Includes 18,933 shares of Class A Common Stock currently issuable upon the exercise of options granted to Mr. Bookshester by the Company.

(10) Includes 1,000 shares owned by Mr. Johnson's spouse, the beneficial ownership of which is disclaimed by Mr. Johnson. Includes 14,350 shares of Class A Common Stock currently issuable upon the exercise of options granted to Mr. Johnson by the Company.

(11) Includes 18,933 shares of Class A Common Stock currently issuable upon the exercise of options granted to Mr. Weil by the Company.

(12) Includes 14,350 shares of Class A Common Stock currently issuable upon the exercise of options granted to Sir Brian Wolfson by the Company.

(13) Includes 19,709 shares of Class A Common Stock currently issuable upon the exercise of options granted to him by the Company.

(14) Includes 7,204 shares of Class A Common Stock currently issuable upon the exercise of options granted to him by the Company. Includes 1,041 shares of Class A Common Stock from the 1989 Stock Grant plan, granted in 1994, 1995, 1996 and 1997.

(15) Includes 25,000 shares of Class A Common Stock currently issuable upon the exercise of options granted to him by the Company. Includes 820 shares of Class A Common Stock from the 1989 Stock Grant plan, granted in 1998.

(16) Includes 25,000 shares of Class A Common Stock currently issuable upon the exercise of options granted to him by the Company.

(17) Includes 11,666 shares of Class A Common Stock currently issuable upon the exercise of options granted to him by the Company. Includes 585 shares from the 1989 Stock Grant plan, granted in 1998.

(18) Includes 1,513,425 shares of Class A Common Stock currently issuable upon the exercise of options granted by the Company and 1,000 shares of Class A Common Stock owned by the spouse of a director, beneficial ownership of which is disclaimed by such director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based solely on a review of the forms it has received and on representations from certain reporting persons that no such forms were required for them, the Company believes that during 1997 all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

                             EXECUTIVE COMPENSATION

INTRODUCTION

     Certain of the Company's executive officers, other than Messrs. Farley and Hansen, were employed by FII through March 31, 1996 and received their salaries, other cash compensation and benefits from FII. FII is wholly owned and controlled by Mr. Farley. Until December 31, 1995, FII provided general management, investment banking, financing and other services, including the services of certain of the Company's executive officers, to the Company and other companies owned and controlled by Mr. Farley.

     As a part of the 1995 and 1996 restructuring of its corporate operations, the Company decided to integrate certain functions historically performed by FII personnel into its Bowling Green operations. In connection with this effort, the Board of Directors determined that the functions previously performed by FII should be assumed directly by the Company. Effective January 1, 1996, the Company severed its relationship with FII and directly employed certain persons previously employed by FII. However, from January 1, 1996 until March 31, 1996, the Company's executive officers, other than Messrs. Farley and Hansen, continued to receive their salaries, other compensation and benefits from FII. Since April 1 1996, all of the Company's executive officers have received their salaries, other compensation and benefits directly from the Company. Certain officers of the Company, including certain Named Officers, continue to perform services for other companies owned and controlled by Mr. Farley.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes, implements and monitors the Company's strategy, policies and plans for the compensation and benefits of all executive officers of the Company.

     The following table provides information concerning the annual and long-term compensation amounts for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997 (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Officers"). No other individuals are required to be included in the table.

     For each Named Officer other than Messrs. Farley and Hansen, the cash compensation figures in the table for 1996 and 1995 represent the total cash compensation paid by FII to such Named Officers who were employees of FII in 1995 and the total compensation paid by the Company and FII to such Named Officers who were employees of the Company in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                           ANNUAL COMPENSATION                -----------------------
                               --------------------------------------------                SECURITIES
                                                                  OTHER       RESTRICTED   UNDERLYING
                                                                  ANNUAL        STOCK       OPTIONS/       LTIP
NAME AND                               SALARY       BONUS      COMPENSATION     AWARDS        SARS       PAYOUTS      ALL OTHER
PRINCIPAL POSITION             YEAR     ($)          ($)           ($)           ($)       (# SHARES)      ($)       COMPENSATION
------------------             ----   --------    ----------   ------------   ----------   ----------   ----------   ------------
William Farley...............  1997   $      0(1) $        0     $145,591(2)  $        0    940,000     $        0     $19,377(3)
 Chairman of the Board and     1996    950,000     1,900,000      152,786      5,757,000    605,800      2,317,163      30,057
 Chief Executive Officer       1995    950,000             0      137,584              0    995,230              0      28,509
Richard C. Lappin,...........  1997    834,769             0       31,860(5)           0    293,500              0       7,917(3)
 President and                 1996    775,000       976,500      230,926      3,287,550    231,600        834,300      41,000
 Chief Operating Officer (4)   1995    643,750             0       19,303              0    220,813              0      18,450
Larry K. Switzer,............  1997    599,615             0       28,107(7)           0    176,000              0       4,130(3)
 Senior Executive Vice         1996    500,000       585,000       35,513      1,969,500    134,000        605,325      14,743
 President and Chief
   Financial                   1995    379,167             0       13,395              0    135,267              0       9,154
 Officer (6)
Bernhard Hansen..............  1997    400,000             0       75,764(9)           0          0              0           0
 President, Europe (8)         1996    400,000       324,000       99,218        181,800     39,100              0      98,036
Burgess D. Ridge.............  1997    270,000             0       76,765(11)          0     12,500              0      16,942(12)
 Senior Vice President-        1996    270,000       218,700       77,066        734,585     54,900        207,038       1,277
 Administration and            1995    248,784        70,000       11,493              0     12,000              0       2,043
 Secretary (10)

---------------

(1) Mr. Farley elected to forego salary in 1997 in consideration of the grant of options under the terms of the Executive Equity Investment Program. See "Option Grants in 1997".

(2) Includes $70,923 of tax reimbursements, $31,353 of estate planning fees and other perquisites.

(3) Represents split dollar life insurance premiums paid by the Company for the benefit of Messrs. Farley, Lappin and Switzer.

(4)  Mr. Lappin ceased to be an officer of the Company in February 1998.

(5)  Represents tax reimbursements to Mr. Lappin.

(6)  Mr. Switzer ceased to be an officer of the Company in August 1998.

(7)  Represents tax reimbursements to Mr. Switzer.

(8)  Mr. Hansen ceased to be an officer of the Company in January 1998.

(9)  Represents housing expense paid by the Company.

(10) Mr. Ridge ceased to be an officer of the Company in May 1998.

(11) Includes payments of $43,374 and $23,896 for tax reimbursements and relocation expenses, respectively, and other payments.

(12) Represents payments to Mr. Ridge of $14,582 for the purchase of an annuity and $2,360 for the purchase of a term life insurance policy.

                             OPTION GRANTS IN 1997

     The following table sets forth certain information concerning stock options granted during 1997 by the Company to the Named Officers. The hypothetical grant date present values shown in the last column below for stock options granted in 1997 are presented pursuant to the rules of the SEC and are calculated under the Modified Black-Scholes Option Pricing Model for pricing options. The Company is not aware of any model or formula that will determine with reasonable accuracy present values for stock options. The actual pre-tax amount, if any, realized upon the exercise of any stock option will depend upon the excess, if any, of the market price of the Class A Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized. The Company did not grant any stock appreciation rights in 1997.

                               INDIVIDUAL GRANTS

                       NUMBER OF
                       SECURITIES   PERCENT OF TOTAL
                       UNDERLYING   OPTIONS GRANTED                                            GRANT DATE
                        OPTIONS     TO EMPLOYEES IN    EXERCISE OR BASE                     PRESENT VALUE(4)
        NAME           GRANTED(#)    FISCAL YEAR(3)    PRICE ($/SHARE)    EXPIRATION DATE         ($)
        ----           ----------   ----------------   ----------------   ---------------   ----------------
William Farley.......   940,000(1)       45.0%              $41.00           2/13/2007        $16,186,800
Richard C. Lappin....   293,500(1)       14.1%              $41.00           2/13/2007        $ 5,054,070
Larry K. Switzer.....   176,000(1)        8.4%              $41.00           2/13/2007        $ 3,030,720
Bernhard Hansen......           0         0.0%                  --                  --
Burgess D. Ridge.....    12,500(2)        0.6%              $41.00           2/13/2007        $   215,250

---------------

(1) These options to purchase Class A Common Stock were granted under the 1995 EICP and become exercisable in four equal annual installments beginning on February 13, 1998. The grants were made in accordance with the terms of the Executive Equity Investment Program under which Mr. Farley elected to forego receipt of his then current base salary for 1997, 1998 and 1999 and Messrs. Farley, Lappin and Switzer elected to forego their regular annual stock option grants for those years.

(2) These options were granted under the 1995 EICP and become exercisable in three annual installments beginning on February 13, 1998.

(3) During 1997, options to purchase a total of 2,086,800 shares were granted to employees of the Company.

(4) The hypothetical grant date present values are calculated under the Modified Black-Scholes Option Pricing Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. The factors used to value the Company's 1997 option grants include Class A Common Stock expected volatility rate (32.3%), risk free rate of return (6.18%), projected dividend yield (0%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum).

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                   AND 1997 FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information concerning the number and value of stock options held by the Named Officers at December 31, 1997. None of the Named Officers received any Company stock appreciation rights in 1997.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                                                            OPTION/SARS AT             MONEY OPTIONS/SARS AT
                                                         DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(1)
                           SHARES                     ---------------------------   ---------------------------
                        ACQUIRED ON       VALUE
         NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ------------   ------------   -----------   -------------   -----------   -------------
William Farley........         --              --       784,161       2,146,869(2)  $4,585,046     $2,386,141
Richard C. Lappin.....         --              --       218,632         489,281      1,113,777        302,250
Larry K. Switzer......         --              --        93,019         371,529        380,780        484,541
Bernhard Hansen.......     20,149        $371,911         7,117          20,150         56,046         56,046
Burgess D. Ridge......     26,645         646,586        42,828          61,445        193,158         97,217

---------------

(1) Values are calculated by subtracting the exercise price from the closing price of Class A Common Stock on the New York Stock Exchange on December 31, 1997, which was $25.625.

(2) Pursuant to its terms, an option granted to Mr. Farley covering of 500,000 of these shares was cancelled as of January 30, 1998.

                                 PENSION PLANS

     Since April 1, 1996, all of the Company's executive officers, except Bernhard Hansen, have been covered by the qualified pension plan for the Company's operating company employees (the "Pension Plan") and the nonqualified excess benefit plan which covers certain employees of the Company (the "Supplemental Benefit Plan," together with the Pension Plan referred to as the "FOL Plan"). Prior to April 1, 1996, all executive officers of the Company who were employees of FII, including Messrs. Lappin and Switzer, were covered by the salaried portion of the Retirement Program of Farley Inc. (the "RPFI"). All benefits under the RPFI were frozen as of March 31, 1996. The frozen annual benefits for Messrs. Lappin and Switzer are $14,000 and $4,000, respectively. The pension benefit payable to Messrs. Lappin and Switzer will equal the greater of the following benefits: 1) the FOL Plan formula based on service from the date of hire at FII less the frozen benefit under the RPFI; or 2) the FOL Plan formula based on service after March 31, 1996.

     The Pension Plan covers all employees of the Company and its participating subsidiaries after the completion of one year of service and the attainment of age 21.

     The following table indicates the approximate amounts of annual retirement income that would be payable under the FOL Plan to the Company's operating company employees based on various assumptions as to compensation and years of service for certain employees, assuming benefits are computed under a straight life annuity formula. These amounts do not assume any offsets under the RPFI. There is no social security or other offset deducted from the amounts shown.

                           PENSION PLAN TABLE (1) (2)

                                   15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
COMPENSATION                      OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
------------                      ----------   ----------   ----------   ----------   ----------
$  300,000......................   $ 81,544     $108,725     $135,907     $146,100     $156,293
   400,000......................    110,000      146,725      183,407      197,162      210,918
   500,000......................    138,044      184,725      230,907      248,225      265,543
   600,000......................    167,044      222,725      278,407      299,287      320,168
   700,000......................    195,544      260,725      325,907      350,350      374,793
   800,000......................    224,044      298,725      373,407      401,412      429,418
   900,000......................    252,544      336,725      420,907      452,475      484,043
 1,000,000......................    281,044      374,725      468,407      503,537      538,668
 1,100,000......................    309,544      412,725      515,907      554,600      593,293
 1,200,000......................    338,044      450,725      563,407      605,662      647,918

---------------

(1) Assumes individual retires at age 65 on December 31, 1997 with indicated years of service and further assumes covered compensation as it was determined in 1997, which was $29,304, as updated each year by the Internal Revenue Service for annual covered compensation. The annual covered compensation for 1998 will increase to $31,128.

(2) Maximum pension limits for 1995, 1996, 1997 and 1998 under Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), were $120,000, $120,000, $125,000 and $130,000 respectively.
     Amounts in excess of these limits are paid under the Supplemental Benefit Plan.

     Contributions to the Pension Plan, which are made by the Company and its participating subsidiaries, are computed on an actuarial basis and, as such, individual employee payments (or accruals) cannot be calculated. Compensation covered by the Pension Plan generally consists of all compensation paid to a participant for personal services rendered as an employee of the Company or a participating subsidiary, but excludes bonuses, deferred compensation and payments under certain benefit programs. Compensation used to determine benefits for each of the Named Officers for 1997 equals the respective amounts shown in the Salary column of the Summary Compensation Table. The Pension Plan provides that participants' benefits fully vest after five years of service or the attainment of age 65.

     The Pension Plan retirement benefits are computed at the rate of 1% of a participant's final average base compensation (the average of the highest five consecutive full plan years of base compensation during the last ten plan years of service) plus either .75%, .70% or .65% (depending on the participant's social security retirement age) of the participant's final average base compensation in excess of the average social security wage base for the 35-year period preceding the participant's social security retirement age. The resulting sum is multiplied by the participant's years of service up to 25 years and is then increased by 1.5% for each year of service over 25 years.

     Under Section 401(a)(17) of the Internal Revenue Code, a participant's compensation under a qualified retirement plan was limited to a maximum annual amount of $160,000 for 1997. For 1998, this amount remains at $160,000. Amendments made to Sections 401(a)(5) and 401(l) of the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993 reduced the amount of permitted disparity between benefits provided under a qualified pension plan with respect to a participant's compensation up to the average social security wage base and the benefits provided with respect to compensation above the average social security wage base. For officers of the Company, any reduction in benefits under the Pension Plan caused by these limitations will be made up dollar-for-dollar by benefits under the Supplemental Benefit Plan. Non-officer participants in the Pension Plan will receive benefits under the Supplemental Benefit Plan in an amount equal to the reduction in benefits under the Pension Plan attributable to the Internal Revenue Code Section 401(a)(17) limitation on compensation and the Internal Revenue Code Section 415 limitation on annual pension benefits.

     The estimated number of years of service credited for Messrs. Farley, Lappin, Switzer and Ridge under the FOL Plan is 15, 8, 4, and 7 years, respectively. Years of service for Messrs. Farley, Lappin, Switzer and Ridge include their years of service with FII.

     The Company established the Fruit of the Loom, Inc. Supplemental Executive Retirement Plan (the "FOL SERP") on January 1, 1995 for certain officers, including Messrs. Farley, Lappin, Switzer and Ridge. Prior to April 1, 1996, Messrs. Lappin, Switzer and Ridge participated in the Farley Industries, Inc. Supplemental Executive Retirement Plan (the "FII SERP"). All benefits under the FII SERP were frozen as of March 31, 1996.

     The FOL SERP and the FII SERP provide for retirement benefits equal to the excess of (a) over (b), where (a) equals the product of 1.9% of the participant's final average SERP compensation (the average of the highest five consecutive full plan years of base compensation plus short-term bonuses during the last ten plan years of service, without applying the dollar limitation of
Section 401(a)(17) of the Internal Revenue Code) and the number, not in excess of 25, of the Participant's Benefit Accrual Years of Service (defined as the sum of (1) the number of years of service after December 31, 1994 that would be credited to the participant under the Pension Plan and (2) the number of additional years of service credited to the participant by the Compensation Committee), increased by 1.5% for each Benefit Accrual Year of Service in excess of 25; and (b) equals the participant's primary social security benefit. The FOL SERP benefit is offset by a portion of the benefit paid under the FOL Plan and, in the case of Messrs. Lappin, Switzer, and Ridge, the FOL SERP is offset by the amount of their frozen FII SERP benefits. The frozen FII SERP benefits for Messrs. Lappin, Switzer and Ridge are $105,333, $13,250 and $5,757, respectively.

     The estimated annual benefits payable under the FOL SERP upon retirement at normal retirement age, assuming pay increases of 5% per year, for Messrs. Farley, Lappin, Switzer and Ridge are $849,033, $651,800, $535,163 and $70,426,
respectively.

     Additional Benefit Accrual Years of Service were given to selected participants in the FOL SERP and the FII SERP. The estimated number of Benefit Accrual Years of Service at December 31, 1997 credited for Messrs. Farley, Lappin, Switzer and Ridge are 18, 11, 6, and 6 years, respectively.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement (the "Agreement") with Mr. Farley. The Agreement generally provides for payment of an annual base salary that will be reviewed each year and may not be decreased from the amount in effect in the previous year. The Agreement also gives Mr. Farley the right to continue to participate in employee benefit programs at not less than 1995 levels, including life insurance equal to ten times annual salary, and imposes on Mr. Farley certain post-termination non-competition and confidentiality obligations. The Agreement requires him to devote substantial time to the Company's business, consistent with his duties, but permits him to devote time to other business interests as well.

     The Agreement provides for certain payments and benefits upon termination of employment in addition to those previously accrued. If employment terminates due to normal retirement, approved early retirement, death or disability, Mr. Farley will receive: (i) in lieu of annual incentive compensation for that year, an amount equal to the average annual incentive compensation paid in the three preceding years, prorated to reflect the part of the year completed before termination, (ii) in settlement of outstanding long-term incentives such as performance shares or units, cash calculated assuming maximum performance in case of death or disability, or target performance in case of retirement, prorated to reflect the part of the performance period completed before termination and with vesting accelerated, and (iii) in case of disability, continued participation in employee benefit plans until age 65. If employment is terminated by the Company other than for cause or after a change in control or by Mr. Farley for good reason, Mr. Farley will receive: (i) if such termination precedes a change in control, an amount equal to his then-current annual salary plus the average of the three highest annual incentive compensation awards paid to him or the current maximum opportunity, if greater ("total cash"), multiplied by the number of years of employment remaining under his Agreement and assuming performance is the greater of actual performance to date or target performance, plus the amount specified in clause (i) of the preceding sentence, (ii) if termination follows a change in control, total cash multiplied by three and, in lieu of annual incentive compensation for that year, an amount equal to the average of the three highest annual incentive compensation awards paid or the current maximum opportunity, if greater, without proration, and (iii) if such termination follows a change in control, a lump-sum cash payment of the present value of accrued benefits under any supplemental pension plan if such benefits are not fully funded or secured, and continued participation in employee benefit plans for three years. If payments following a change in control are subject to the "golden parachute" excise tax, the Company will pay Mr. Farley an additional "gross-up" amount so that his after-tax benefits are the same as if no excise tax had applied. The Company must continue indemnification and officers' and directors' liability insurance during Mr. Farley's employment and for up to six years thereafter and reimburse Mr. Farley for expenses incurred in good faith in enforcing the Agreement.

     In connection with the termination of their employment with the Company, each of Messrs. Switzer, Hansen and Ridge received the payments and benefits provided under their employment agreements in the case of termination by the Company other than for cause preceding a change in control.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee is composed entirely of outside independent directors, none of whom is currently or was formerly an officer or employee of the Company or any of its subsidiaries or affiliates.

     The Compensation Committee is responsible for establishing, implementing and monitoring the Company's strategy, policies and plans for the compensation of all executive officers of the Company. The Company's strategy is (i) to attract high-caliber management talent at both the entry and mid-career levels to meet the organization's executive resource needs, (ii) to retain top-performing executives at the corporate level and in each of the subsidiaries and business units, (iii) to provide compensation opportunities that are fair and competitive with those provided by comparable organizations, (iv) to motivate and reward its executives based on corporate, subsidiary, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value, (v) to create a mutuality of interest with the Company's stockholders by linking a major portion of total compensation to the business and stock performance of the Company, and (vi) to ensure that the Company's compensation expenditures are cost and tax-effective and in compliance with applicable regulatory requirements.

     In accordance with the responsibilities delegated by, and subject to the oversight of, the Board of Directors, at the beginning of each year the Compensation Committee reviews the Company's overall corporate strategy and objectives which are subject to approval by the Board of Directors. These form the basis both for supporting corporate, subsidiary and business unit annual performance goals which are subject to Compensation Committee review and approval at the beginning of each year and for executive officer performance initiatives. Based on this review, the Compensation Committee, in its sole discretion, determines the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation in light of marketplace pay levels and practices. After year-end, results achieved and strategic progress at the corporate, subsidiary, business unit and individual levels are assessed by the Compensation Committee, relative to previously approved goals and taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations and stockholder value. No particular weightings are assigned by the Compensation Committee to any such factors.

     The Compensation Committee has been assisted in its review and evaluation by executive compensation consultants retained by the Compensation Committee to serve as outside experts in the discharge of its responsibilities. The consultants provide advice to the Compensation Committee with respect to the effectiveness, appropriateness and regulatory compliance status of the Company's executive incentive plans and the competitiveness of compensation paid to executive officers of the Company, including the Chief Executive Officer. In so doing, the consultants review with the Compensation Committee survey data regarding compensation practices and payments by comparable organizations and the relationship of executive officer pay to performance and stockholder value. The comparator organizations selected by the Compensation Committee for this purpose include (i) seven major apparel companies, five of which are included in the Value Line Apparel Industry Index appearing in the Performance Graph, and
(ii) 15 other major non-durable consumer products companies of comparable size to the Company (i.e., companies in the same size range producing a broad range of products for retail sale to the general public). The comparator groups are regarded by the Company as the marketplace for critical management talent for the Company.

     Total compensation for target performance under the Company's compensation program for executive officers in 1997 was generally positioned at average or median up to the 90th percentile of the comparator groups, depending upon each officer's position or level and the degree of difficulty and challenge associated with the year's performance objectives. The Compensation Committee has balanced the program with a high proportion of compensation based on variable performance incentives so that actual annual and long-term compensation levels will vary from year to year below and above those of the comparator groups directly with results achieved by the Company and the individual.

1997 COMPENSATION

     The Company's 1997 compensation program at target performance for its executive officers, including the Chief Executive Officer, was comprised of base salary, annual cash incentives, stock options and performance units. In 1997, all of the compensation of the Chief Executive Officer was variable, based on annual business and long-term stock performance, and approximately 75% of the total compensation at target performance of executive officers as a group was variable based on the same factors.

     BASE SALARY. Salaries are established, in consideration of the competitive marketplace (as discussed above), at the level considered appropriate by the Compensation Committee relative to the responsibilities, experience and individual performance of each executive officer, in addition to overall corporate financial circumstances. Base salaries are generally subject to annual review for adjustment by the Compensation Committee. The minimum salary for Mr. Farley is set at the December 1994 level under his employment agreement which is described under "EXECUTIVE COMPENSATION--Employment Agreements" and which provides for future review and possible upward adjustment by the Compensation Committee. The Chief Executive Officer, whose salary has not been increased since January 1995, elected to forego his then current salary in 1997, 1998 and 1999 and in lieu thereof, received stock options under the Executive Equity Investment Program (the "Investment Program") described below. The salaries of the Company's other executive officers rose in 1997 by an average of 11% from 1996 levels. Such increases were awarded by the Committee in recognition of individual performance.

     ANNUAL CASH INCENTIVES. Under the 1995 EICP, the Chief Executive Officer and the other executive officers were eligible to receive cash incentive awards based upon achievement of specified earnings levels in 1997. Upon achievement of targeted levels of performance, the Chief Executive Officer was eligible to receive a cash award equal to 100% of his 1997 base salary, and the other executive officers were eligible to receive cash awards equal to specified percentages up to 85% of their base salaries. Upon achievement of maximum performance levels, the Chief Executive Officer was eligible to receive a cash award of 200% of his base salary, and the other executive officers were eligible to receive cash awards equal to specified percentages up to 153% of their base salaries.

     Due to the Company's worldwide restructuring of its manufacturing and distribution operations in order to realize future cost and tax savings, widespread price discounting and reduced shipments, the Company reported a net loss in 1997. Therefore no annual cash incentives were awarded to executive officers for 1997.

     1995 EXECUTIVE INCENTIVE COMPENSATION PLAN. The 1995 EICP provides for the grant of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards"). The Board of Directors believes that the 1995 EICP has enhanced the Company's growth and success by providing an effective means to attract, retain and reward executives and other key employees of high quality and by providing the Compensation Committee, which administers the 1995 EICP, with the flexibility to structure executive compensation so as to grant performance incentives which motivate the Company's executives to expend their maximum efforts in the creation of long-term stockholder value.

     The Compensation Committee regularly makes stock option and performance unit grants at the beginning of each fiscal year to the Company's executive officers and other key employees throughout the Company. The size of performance unit and stock option grants are determined on an individual, discretionary basis in consideration of prior year corporate results and each recipient's performance, contributions and responsibilities, without assigning specific weight to any factor. In addition, the Compensation Committee considers long-term incentive and equity grant levels among the comparator groups.

     The Compensation Committee does not predesignate a specific size for aggregate performance unit and stock option awards to executive officers as a group. Neither does the Compensation Committee consider stock holdings, prior option grants and other long-term awards or the appreciation thereon when making future stock option and long-term award determinations, nor does the Compensation Committee have a specific policy as to the portion of total compensation to be represented by stock options and other long-term equity awards.

     Executive officers, including the Chief Executive Officer and other key employees, received regular grants of performance units at target level under the 1995 EICP to be earned, based upon 1997 earnings per share goals, with two-year vesting on December 31, 1998. Each earned performance unit entitled the participant to receive the value of one share of Class A Common Stock in cash and/or stock as determined by the Compensation Committee. No performance units were earned based on 1997 performance.

     In February 1997, the Company adopted the Executive Equity Investment Program (the "Investment Program"), which draws its shares from the 1995 EICP. The Investment Program was implemented by the Compensation Committee in 1997 to foster executive "at risk" investment in the Company, long-term equity ownership and commitment to the future of the Company by permitting selected executives to forego receipt of future compensation and/or regular annual stock option grants for a specified period in exchange for a current grant of non-qualified options with an exercise price equal to the fair market value of the Class A Common Stock at the date of grant.

     Messrs. Farley, Lappin and Switzer elected to participate in the Investment Program and received a grant in February 1997 in lieu of future compensation. Mr. Farley elected to forego receipt of his then current base salary for 1997, 1998 and 1999 and Messrs. Farley, Lappin and Switzer elected to forego their regular annual stock option grants for these years. Other executive officers and key employees received their regular stock option grants as scheduled.

TAX CONSIDERATIONS

     As noted above, the Compensation Committee's executive compensation strategy is designed to be cost and tax effective. Therefore, the Compensation Committee's policy is to preserve corporate tax deductions, including the deductibility of compensation paid to the Named Officers pursuant to Section 162(m) of the Internal Revenue Code, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

                                    *  *  *

                     MEMBERS OF THE COMPENSATION COMMITTEE

                        Dennis S. Bookshester, Chairman
                                 A. Lorne Weil
                              Sir Brian G. Wolfson

                               PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the last five years with the cumulative total return of the Standard & Poor's 500 Index and the Value Line Apparel Industry Index ("Industry Index") over the same period (assuming the investment of $100 in the Class A Common Stock and in each index on December 31, 1992 and the reinvestment of all dividends, if any).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
            FRUIT OF THE LOOM, INC., STANDARD & POOR'S 500 INDEX AND
                       VALUE LINE APPAREL INDUSTRY INDEX
 (PERFORMANCE RESULTS AS OF DECEMBER 31 OF EACH YEAR THROUGH DECEMBER 31, 1997)

PERFORMANCE RESULTS GRAPH
---------------

* Peer Group includes 16 companies in Value Line Apparel Industry Index (including Fruit of the Loom, Inc.).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993 the Company guaranteed, on an unsecured basis, the repayment of debt incurred by Acme Boot under Acme Boot's bank credit facility which was secured by substantially all the assets of Acme Boot and its subsidiaries and provided for up to $30,000,000 of loans and letters of credit. Farley Inc. owns 100% of the stock of Acme Boot.

     Also, in April 1995, Acme Boot entered into an additional secured credit facility with its bank which provided for up to $37,000,000 in borrowings. The Company guaranteed, on an unsecured basis, repayment of debt incurred or created under this new credit facility. In exchange for the additional guarantee, the Company received $6,000,000 of initial liquidation preference of Acme Boot Series C Redeemable Junior Preferred Stock.

     As a result of the operating performance of Acme Boot and management's assessment of existing facts and circumstances of Acme Boot's financial condition, the Company provided a reserve of $35,000,000 at the end of 1996 for loss on the Acme Boot debt guarantees and increased its reserve by $32,000,000 at the end of the third quarter of 1997 to fully reserve the Company's $67,000,000 exposure under the Acme Boot guarantees.

     In addition, through July, 1998, the Company loaned Acme Boot $9,000,000 to provide Acme Boot with supplemental working capital. These loans were made in the form of demand notes payable and were senior to all other outstanding indebtedness of Acme Boot. These loans were repaid by Acme Boot upon the sale of its business in the third quarter of 1998.

     In June 1998, Acme Boot entered into agreements with unrelated parties for the sale of certain assets and its business. Financing for the sale of the business was completed in the third quarter of 1998, at which time the Company satisfied the Acme Boot guarantees in full.

     In November 1997, the Board of Directors, excluding Mr. Farley and other employee Directors, upon recommendation of a Special Committee of the Board of Directors, comprised of Messrs. Al Askari and Wolfson, guaranteed a bank loan to Mr. Farley in the amount of $26,000,000. The proceeds of this loan were used by Mr. Farley to purchase all of the Zero Coupon Convertible Subordinated Debentures due 2012 of Farley Inc. held by non-affiliated third parties. In consideration of the guarantee, which is scheduled to expire in November 2000, Mr. Farley pays the Company an annual guarantee fee equal to 1 1/8% of the outstanding principal balance of the loan. The loan is secured by a second lien on 2,507,512 shares of Class B Common Stock of the Company held by Mr. Farley and the assets held for the benefit of Mr. Farley under the Company's Senior Executive Officer Deferred Compensation Trust. The loan matures on February 15, 1999. The Special Committee received an opinion from an independent financial advisor that the terms of the transaction are commercially reasonable.

                                 OTHER MATTERS

     In March 1988, a class action suit entitled Endo, et al. v. Albertine, et al. was filed in the United States District Court for the Northern District of Illinois (the "District Court") against the Company, its then directors, certain of its then executive officers, its then underwriters and the Company's current independent auditors in connection with the Company's initial public offering of Class A Common Stock and certain debt securities in March 1987. The suit alleged, among other things, violations of Federal and state securities laws against all of the defendants, as well as breaches of fiduciary duties by the director and officer defendants, and seeks unspecified damages. The suit settled in the fourth quarter 1997 by the Company's payment of $6.5 million, $1.5 million of which was reimbursed to the Company pursuant to its Directors and Officers liability insurance.

     On July 1, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased Fruit of the Loom, Inc. Class A Common Stock and publicly traded options between July 24, 1996, and September 5, 1997 (the "Class Period") against the Company and William Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D. Ridge, Larry K. Switzer and John D. Wigodsky, each of whom is a current or former officer of the Company, in the United States District Court for the Western District of Kentucky (the "New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the Securities Exchange Act of 1934 ("the Act"), and that the Company and Mr. Farley are also liable under Section 20(a) of the Act. According to the plaintiff, the Company, with the knowledge and assistance of the individual defendants, made certain material misrepresentations and failed to disclose certain material facts about the Company's condition and prospects during the Class Period, causing the plaintiff and the class to buy Company stock or options at artificially inflated prices. The plaintiff also alleges that during the Class Period, the individual defendants sold stock of the Company while possessing material non-public information. The plaintiff asks for unspecified amounts as damages, interest and costs and ancillary relief. On September 30, 1998, the defendants filed a motion to dismiss the action, which is currently being briefed. All discovery is stayed pending resolution of the motion.

     On August 26, 1998, Carol Bradley filed a purported derivative action on behalf of the Company, against William Farley, Richard C. Lappin, Omar Z. Al Askari, Dennis S. Bookshester, Henry A. Johnson, Mark H. McCormack, Larry K. Switzer, A. Lorne Weil and Sir Brian Wolfson, each of whom is a current or former director of the Company, and the Company, as a nominal defendant, in the Warren Circuit Court of the State of Kentucky. The plaintiff asserts various common law claims against the individual defendants including, inter alia, breach of fiduciary duty, waste of corporate assets, breach of contract and constructive fraud claims. The plaintiff also asserts an insider trading claim against defendants Farley, Lappin and Switzer. The claims asserted against the individual defendants are based on the same alleged misrepresentations and omissions which form the basis of the claims asserted by the plaintiff in the New England Action as described above. The plaintiff seeks unspecified compensatory and punitive damages, attorneys' fees and costs and ancillary relief. On September 18, 1998, defendant Farley, with the consent of the Company, removed this action from state court to the United States District Court for the Western District of Kentucky. Those defendants subsequently filed a motion to dismiss on the ground that the plaintiff failed to make an appropriate demand on the Company prior to filing the action. That motion is currently being briefed.

                             VOTE REQUIRED; QUORUM

     Two directors of the Company will be elected by a plurality of the shares of Class A Common Stock, voting as a separate class, present in person or represented by proxy and entitled to vote at the Annual Meeting. Five directors will be elected by the holders of a plurality of the voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The holders of one-third of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions will be considered present and entitled to vote with respect to any proposal presented at the Annual Meeting or any adjournment thereof. Broker non-votes with respect to any proposal will not be considered present and entitled to vote with respect to such proposal. Neither abstentions nor broker non-votes will have any effect on the voting on the proposal to elect seven directors to the Company's Board of Directors.

                                  SOLICITATION

     This solicitation is made by the Company, and the cost of this proxy solicitation will be paid by the Company. The Company may use the services of its directors, officers and employees (who will receive no additional compensation) to solicit proxies personally or by telephone. The Company may also request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the Company's expense. In addition, the Company has engaged Georgeson & Company, Inc. to solicit proxies from brokers, banks, nominees and other institutional holders. The Company will pay a fee of $7,000 to Georgeson for its services.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the financial statements of the Company and its subsidiaries for the year ended December 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative desires, and will be available to respond to appropriate questions with respect to that firm's examination of the Company's consolidated financial statements.

                         PROPOSALS OF SECURITY HOLDERS

     Proposals of stockholders intended to be included in proxy materials for presentation at the 1999 Annual Meeting of Stockholders of the Company (or, after the Cayman Reorganization, Fruit of the Loom -- Cayman) must be received by John J. Ray III, the Secretary of the Company (or Fruit of the
Loom -- Cayman, as the case may be), 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, by February 15, 1999. Additionally, the Company will retain discretionary authority to vote on any stockholder proposal for which the Company does not receive notice by February 15, 1999. The 1999 Annual Meeting of Stockholders of the Company (or Fruit of the Loom--Cayman, as the case may be) is expected to occur in May 1999.

                                 OTHER BUSINESS

     It is not anticipated that any matters will be presented to the stockholders other than those listed in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. However, if other matters are brought before the meeting, it is intended that the persons named in the accompanying proxy will vote as the Board of Directors directs.

P                              PROXY SOLICITATION

R                           FRUIT OF THE LOOM, INC.

O             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

X                    FOR THE ANNUAL MEETING OF STOCKHOLDERS

Y                       TO BE HELD ON DECEMBER 18, 1998




     The undersigned hereby appoints William Farley and John J. Ray III as proxies, each with power of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of CLASS A COMMON STOCK held of record by the undersigned on November 2, 1998, at the Annual Meeting of Stockholders of Fruit of the Loom, Inc. to be held on December 18, 1998, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.



                 (Continued and to be signed on reverse side.)


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
The Board of Directors unanimously recommends that stockholders vote FOR all the                       Please mark your vote as
nominees listed below.                                                                                 indicated in this example./X/



1.  ELECTION OF DIRECTORS - NOTE: Holders of Class A Common Stock vote in Sections A and B below.       2.  In their discretion,
                                                                                                            the proxies are
A.  Directors elected by holders of Class A Common Stock voting                                             authorized to vote
    as a separate class:  Omar Z. Al Askari                               FOR     WITHHOLD FOR ALL          upon such other
                          Mark H. McCormack                               / /          / /                  business as may
                                                                                                            properly be brought
    (To withhold authority to vote for an individual nominee, write that                                    before the meeting and
    nominee's name on the space provided to the right)                                                      any adjournment thereof.

                                                                        ----------------------------

B.  Directors elected by holders of Class A Common Stock and holders      FOR     WITHHOLD FOR ALL
    of Class B Common Stock voting together as a single class:            / /          / /
    William Farley, Henry A. Johnson, A. Lome Weil, Sir Brian Wilson

    (To withhold authority to vote for an individual nominee, write that
    nominee's name on the space provided to the right)                  ----------------------------

                                                                                                            THIS PROXY, WHEN
                                                                                                            PROPERLY EXECUTED,
                                                                                                            WILL BE VOTED IN THE
                                                                                                            MANNER DIRECTED
                                                                                                            HEREIN BY THE
                                                                                                            UNDERSIGNED
                                                                                                            STOCKHOLDER.  IF NO
                                                                                                            DIRECTION IS MADE,
                                                                                                            THE PROXY WILL BE
                                                                                                            VOTED "FOR" ALL THE
                                                                                                            NOMINEES LISTED ABOVE.





SIGNATURE _______________________________         SIGNATURE __________________________            DATE ______________________
NOTE: Please date your proxy and sign exactly as the name or names appear on your stock certificate.  All joint owners of stock should sign above.  Sign your full title when signing as an executor, administrator, personal representative, trustee, etc.  Please return your proxy in the enclosed postage paid envelope.

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